Exhibit 10.4

THIRD AMENDMENT TO LEASE AGREEMENT

This Third Amendment to Lease Agreement (this “Third Amendment”) is made and entered into by and between HARTMAN SPE, LLC, a Delaware limited liability company (“Landlord”) and ZION OIL & GAS, INC., a Delaware corporation (“Tenant”) effective on and as of the date on which the Landlord executes this Third Amendment as set forth on the signature page hereto (the “Effective Date”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant previously executed and entered into that certain Office Lease Agreement dated September 10, 2015 (the “Original Lease”), together with all subsequent amendments and extensions hereto, collectively herein referred to as “Lease”, pursuant to which Tenant currently leases certain premises containing approximately 8,774 square feet of Rentable Area, designated as Suite 1000 in the building known as North Central Plaza located at 12655 N. Central Expressway, Dallas, Texas 75243 (the “Premises”); and

WHEREAS, Landlord and Tenant desire to modify and amend the Lease to, among other things, further extend the Lease Term, all as more particularly described herein below;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, the Lease is hereby modified and amended as set out below:

1. Defined Terms. All Capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Third Amendment.

2. Confirmation of Premises. Landlord and Tenant hereby stipulate and agree that the Premises Suite 1000 currently consists of approximately 8,774 square feet.

3. Extension of Term. The Lease is hereby amended such that the Lease Term is extended for a period of nineteen (19) months (the “Third Extended Term”) to commence on June 1, 2023 (the “Third Amendment Commencement Date”), and continuing through and expiring on December 31, 2024 (the “New Expiration Date”), unless sooner terminated or extended by written agreement of the parties. Should the Lease Term begin on a day other than the first day of a calendar month, Rent for such partial month shall be proportionately reduced. In no event shall the Expiration Date terminate on a day other than the last day of a calendar month.

4. Base Year. Effective on and as of the Third Amendment Commencement Date, the Base Year in Section 1, Basic Terms, of the Original Lease, Base Year, shall be deleted in its entirety.

5. Rent. As of the Third Amendment Commencement Date, Rent and Additional Rent shall be payable according to the following:

A.	Rent Schedule.

BASE RENT: Tenant shall pay Base Rent for the Premises in accordance with the following schedule:

06/01/23     TO     12/31/24       $7,677.25 per month plus Additional Rent

ADDITIONAL RENT:	Tenant’s estimated pro rata share of the following:

Common Area Maintenance: $3.99 per square foot annually; $2,917.36 estimated amount per month;

Taxes and Insurance: $2.18 per square foot annually; $1,593.94 estimated amount per month; Electricity Charges: $2.33 psf annually, $1,703.62 estimated amount per month

B.	Additional Rent for Operating Expenses, Taxes, and Capital Costs.

(i) Additional Rent. Tenant shall pay to Landlord monthly as additional rent the sum of (a) Tenant’s Share of Operating Expenses, and (b) Tenant’s Share of Capital Costs (collectively, “Tenant’s Share of Expenses”).

(ii) Definitions. As used in this section, the following terms shall have the following meanings:

(a) Operating Expenses. The total costs of operation of the Property, including, without limitation, (1) operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, elevators, fire prevention and warning and access control systems; materials and supplies; equipment and tools; floor, wall and window coverings; personal property; and related service agreements and rental expenses; (2) administrative and management costs, including any management and/or administrative fees; management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management; (3) janitorial service; window cleaning; waste disposal; electricity; gas; water; sewer; and other utility charges (including all add-ons); and landscaping, including all applicable tools and supplies; (4) property, liability and other insurance coverages carried by Landlord, including deductibles and a proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its affiliates; (5) real estate taxes, assessments, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, leasing, operation or possession of the Property, or paid as rent under any ground lease (“Tax Expenses”) which Tax Expenses shall include, without limitation: (i) any tax on the rent or other revenue from the Property, or any portion thereof, or as against the business of owning or leasing the Property, or any portion thereof, including any business, gross margins, or similar tax payable by Landlord which is attributable to rent or other revenue derived from the Property, (ii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, (iii) personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property, (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises, and (v) any assessment, tax, fee, levy or charge substituted, in whole or in part, for a tax previously in existence, or assessed in lieu of a tax increase; (6) compliance with Laws, including license, permit and inspection fees; and all expenses and fees, including attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; (7) Building safety services, to the extent provided or contracted for by Landlord; and (8) electrical services used in the Tenant Premises operation, maintenance and use of the Property; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property, and other costs of providing electrical services to the Property. Any of the above services may be performed by Landlord or its affiliates. Operating Expenses shall not include leasing commissions; repair costs paid by insurance proceeds or by any tenant or third party; the initial construction cost of the Building or any depreciation thereof; any debt service or costs related to sale or financing of the Property; tenant improvements provided for any tenant; leasing expenses; or any special services rendered to tenants (including Tenant) for which a separate charge is made.

(b) Capital Costs. The cost of any capital improvements to the Property made by Landlord that are designed to increase safety, to reduce Operating Expenses, or to comply with any governmental law or regulation imposed after the Commencement Date, amortized over such period as Landlord shall reasonably determine, together with a fixed annual interest rate equal to the Prime Rate plus 2% on the unamortized balance. The Prime Rate shall be the prime rate published in the Wall Street Journal on the date the construction is completed.

(c) Tenant’s Share of Operating Expenses. Operating Expenses incurred monthly times Tenant’s Percentage.

(d) Tenant’s Share of Capital Costs. Capital Costs incurred monthly times Tenant’s Percentage.

(iii) Estimate of Tenant’s Share of Expenses. From time to time as Landlord deems appropriate, Landlord shall give Tenant estimates of total monthly Tenant’s Share of Expenses and Tenant shall pay such estimated amount of Tenant’s Share of Expenses monthly as Additional Rent, subject to adjustment as provided in this Section 5. On or before May 15th of each calendar year, Landlord shall give Tenant a statement (the “Property Expenses Statement”) showing the total Operating Expenses and total Capital Costs for the prior calendar year, a calculation of Tenant’s Share of Expenses due for the prior calendar year and a summary of amounts already paid by Tenant for the prior calendar year. Any underpayment by Tenant shall be paid to Landlord within thirty (30) days after delivery of the Property Expenses Statement; any overpayment shall be credited equally against the next 12 installments of Base Rent due, provided that any overpayment shall be paid to Tenant within sixty (60) days if the Term has ended. No delay by Landlord in providing any Property Expenses Statement shall be deemed a waiver of Tenant’s obligation to pay Tenant’s Share of Expenses. In determining Operating Expenses and calculating Tenant’s Share of Expenses, Landlord may increase those elements of Operating Expenses that vary based primarily on the occupancy rate of the Building, as though the Building were 95% occupied and Tenant’s Share of Expenses shall be adjusted by Landlord to the amount that Landlord reasonably believes they would have been if 95% of the rentable area of the Building had been occupied.

(iv) Audit Rights. Within 30 days after Landlord furnishes its statement of actual Operating Expenses and Capital Costs (the “Audit Election Period”), Tenant may, at its expense, elect to audit Landlord’s Operating Expenses and Capital Costs for such calendar year only, subject to the following conditions: (1) there is no uncured Event of Default under this Lease; (2) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (3) the audit shall commence within 10 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 30 days after commencement; (4) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; and (5) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit. This Subsection shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due. Landlord shall equally credit any overpayment determined by the final approved audit report against the next 12 installments of Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses and Capital Costs for the calendar year during the Audit Election Period, Landlord’s Operating Expenses and Capital Costs for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any permitted assignee.

In the event of any contradictory language in the Lease related to the determination or calculation of rent owed, the foregoing language (described above) shall supersede and control.

6. Electricity Costs. Commencing on the Third Amendment Commencement Date, Landlord covenants and agrees to furnish building standard electrical service to the Premises sufficient to operate customary lighting, office machines and other equipment of similar low electrical consumption which shall be charged to Tenant pursuant to Section 4 of this Third Amendment of the Lease. Tenant covenants and agrees to pay Landlord estimated monthly electricity costs (“Electricity Costs”) as part of Additional Rent in addition to Base Rent. “Electricity Costs” shall mean the costs of all electricity used within the Premises and on or at the Property, together with any taxes and any maintenance charges thereon.

7. Signage. Landlord shall remove the Zion Oil & Gas exterior top of the Building signage on or after Lease expiration. Tenant shall reimburse Landlord up to $5,000.00 toward the signage removal.

8. Services Failure. For purposes of this Lease, a “Service Failure” shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord, or by third-party providers pursuant to arrangements with Landlord, which are due to: (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Property; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord. A Service Failure which continues for more than five (5) days shall give rise to an abatement of Rent for every day the Service Failure exists, and relieve Tenant from the obligation to fulfill any covenant or agreement in this Lease to pay Rent until the Service Failure no longer exists. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property, arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment. Notwithstanding the foregoing, if a Service Failure occurs for HVAC, then Tenant shall immediately be able to abate Base Rent after 24 Hours of such failure.

9. ERCOT Fee. Landlord shall waive the Tenant’s ERCOT fee of Thirteen Thousand One Hundred Forty-Two and 77/100 Dollars ($13,142.77).

10. Security. Landlord shall be responsible for access control of the Building but does not guarantee that individual incidents will not occur.

11. Miscellaneous. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Third Amendment and the terms and provisions of the Lease, the terms and provisions of this Third Amendment shall supersede and control.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have executed the Third Amendment on the respective dates set forth below.

LANDLORD

HARTMAN SPE, LLC,
a Delaware limited liability company

By:	/s/ Dan Jones
Date:	10/6/2023

TENANT

ZION OIL & GAS, INC.,
a Delaware corporation

By:	/s/ William H. Avery
Date:	10/4/2023

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